Exhibit 99.1

FOR IMMEDIATE RELEASE:	FOR FURTHER INFORMATION:
Wednesday, November 18, 2009	Rich Sheffer (952) 887-3753

DONALDSON REPORTS FIRST QUARTER RESULTS AND INCREASES OUTLOOK

MINNEAPOLIS (Nov. 18, 2009) — Donaldson Company, Inc. (NYSE: DCI) announced its financial results for its first quarter ended October 31, 2009.

Summarized financial results for the period ended October 31 are as follows (dollars in millions, except per share data):

	Three Months Ended October 31
	2009	2008	Change
Net sales	$428.1	$573.3	-25.3%
Operating income	52.4	69.7	-24.7%
Net earnings	34.6	48.0	-27.9%
Diluted EPS	$0.44	$0.60	-26.7%

Included in the above results are pre-tax restructuring expenses of $1.3 million, which reduced EPS by $0.01. Excluding the impact of these restructuring expenses, EPS was $0.45.

“While our year-over-year comparisons were negative as we were up against last year’s record first quarter sales and earnings, our first quarter results were better than our expectations,” said Bill Cook, Chairman, President and CEO. “We expect the year-over-year comparisons to be negative again in our second quarter, as the recession began to impact us midway through last year’s second quarter; however, we expect the rate of decrease will be less. With the gradual forecasted improvement in our overall business conditions, we expect the second half of FY10 comparisons versus last year will be positive.”

“We are very happy to report that for the second consecutive quarter our sales were up on a sequential basis. A number of our end markets have improved and, while some other later-cycle end markets are still declining, our overall sales level is now beginning to recover. Our Engine Products’ sales were up 7 percent from the fourth quarter of FY09 due to higher sales in Aftermarket Products, On-Road Products, and Off-Road Products. Our Industrial Products’ sales were down 5 percent sequentially, although our Special Applications Products’ sales were up due to an improvement in the hard disk drive market.”

“Although our Customer sales levels remain significantly impacted by the ongoing global recession, I am very proud at how well we are running our Company. Our focus has been on managing what we can control in this very turbulent economic environment.”

“By focusing on what we can control, we have been very successful as our operating margin of 12.3 percent increased from last year’s record first quarter of 12.2 percent. We benefited from the savings generated by our restructuring activities and our ongoing product and process cost reduction initiatives. These savings helped offset lower absorption of fixed costs in our manufacturing plants. Our sales mix also helped deliver improved margins as our total replacement filter sales exceeded our first-fit sales for the first time.”

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Donaldson Company, Inc.

November 18, 2009

“We also continued to focus on improving our balance sheet. We have again improved our already-strong liquidity position, as we generated free cash flow of $62 million in the first quarter. This has allowed us to continue to invest in our business for the future and reduce debt by another $6 million, while still increasing our international cash reserves and maintaining our dividend. With our continued strong cash flow, we also resumed our long-standing share repurchase program during the quarter.”

Financial Statement Discussion

The impact of foreign currency translation increased reported sales by $6.6 million, or 1.2 percent. The impact of foreign currency translation increased reported net earnings by $0.1 million, or 0.2 percent.

Gross margin of 34.7 percent compares to a prior year margin of 32.6 percent. The increase in our gross margin was driven by a higher mix of aftermarket sales versus first-fit products, savings from our restructuring actions, ongoing cost reduction activities, and improved distribution efficiencies, partially offset by lower absorption of fixed costs and restructuring costs of $0.8 million.

Operating expenses of $96.0 million were down 18.0 percent from $117.0 million last year. The majority of the decrease was driven by $14.6 million in savings from previous restructuring actions while we incurred an additional $0.5 million in restructuring costs in the quarter. Our other operating expense control programs remain in effect.

The effective tax rate for the quarter was 30.9 percent, compared to the prior year rate of 30.0 percent. The prior year tax rate includes a benefit of $1.8 million primarily from the reinstatement of the R&D Tax Credit and a positive development regarding a foreign tax contingency.

Free cash flow was $62.3 million versus $40.3 million in the first quarter of last year. As part of our ongoing share repurchase program, we repurchased 219,329 shares for $7.4 million.

FY10 Outlook

Based on recent economic data and Customer forecasts, we have increasing confidence that conditions have stabilized in many of our end markets. However, equipment utilization rates remain historically low and capital spending remains constrained. Consequently, our outlook assumes a gradual recovery during the second half of our FY10.

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Donaldson Company, Inc.

November 18, 2009

•

Our full year FY10 EPS forecast has been increased to be between $1.63 and $1.83, including our estimated full year restructuring costs of $12 to $17 million. Excluding those restructuring charges, we forecast our full year FY10 EPS to be between $1.75 and $1.95.

•	We are now planning our total FY10 sales to be approximately $1.8 billion. Our forecast is based on the Euro at US$1.49 and 90 Yen to the US$.

•	Including our estimated full year restructuring costs, we expect our full year operating margin to be 11.0 to 12.0 percent.

•	Our full year FY10 tax rate is projected to be between 30 and 32 percent, as we do not anticipate any significant unusual tax benefits.

•	As a result of our ongoing working capital improvement initiatives and our increased earnings forecast, we now expect our full year free cash flow to be $145 to $165 million.

Engine Products: We expect full year sales to increase 1 to 6 percent, including the impact of foreign currency translation.

•

We anticipate a modest increase in sales to our Construction and Mining equipment Customers as they increase their production rates to replenish inventory to levels consistent with their current end-user demand. We anticipate Customer demand in the farm equipment market outside of North America to continue its current decline.

•

We are forecasting slightly lower sales for our Aerospace and Defense Products due to the slowdown in U.S. military activity in Iraq and the associated decrease in government procurement spending for major programs, such as the Blackhawk helicopter and MRAP vehicles.

•

In our On-Road Products businesses, we believe that global build rates for heavy- and medium-duty trucks have stabilized at the current levels. We expect single-digit percent increases in North America, Japan, and Western Europe during the second half of our FY10.

•

Our Aftermarket sales are expected to continue improving as utilization rates for both heavy trucks and off-road equipment stabilize. We also anticipate a small improvement from Customer inventory replenishment adjustments. Finally, we will benefit from the increasing amount of equipment in the field with our PowerCore® technology as well as our other proprietary filtration systems.

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Donaldson Company, Inc.

November 18, 2009

Industrial Products: We forecast full year FY10 sales to decrease 9 to 13 percent, including the impact of foreign currency translation.

•

Our Industrial Filtration Solutions’ sales are projected to decrease 7 to 11 percent for the year as this appears to be a later cycle decline. We expect global manufacturing activity to remain near its current level for the balance of our FY10.

•

We expect full year sales of our Gas Turbine Products to decrease 25 to 30 percent due to the current slowdown in demand for large power generation projects as a result of the decrease in electrical power generation needs. Our longer-term outlook remains positive for this business with the eventual recovery and growth in the global economy.

•	Special Applications Products’ sales are projected to increase 4 to 9 percent, as conditions have improved for our Disk Drive filter business.

About Donaldson Company

Donaldson is a leading worldwide provider of filtration systems that improve people’s lives, enhance our Customers’ equipment performance, and protect our environment. We are a technology-driven Company committed to satisfying our Customers’ needs for filtration solutions through innovative research and development, application expertise, and global presence. Our employees contribute to the Company’s success by supporting our Customers at our more than 100 sales, manufacturing, and distribution locations around the world.

Donaldson is a member of the S&P MidCap 400 and Russell 1000 indices, and our shares trade on the NYSE under the symbol DCI. Additional information is available at www.donaldson.com.

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Donaldson Company, Inc.

November 18, 2009

SAFE HARBOR STATEMENT UNDER THE SECURITIES REFORM ACT OF 1995

The Company desires to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “Act”) and is making this cautionary statement in connection with such safe harbor legislation. This announcement contains forward-looking statements, including forecasts, plans, and projections relating to our business and financial performance and global economic conditions, which involve uncertainties that could materially impact results.

The Company wishes to caution investors that any forward-looking statements are subject to uncertainties and other risk factors that could cause actual results to differ materially from such statements, including but not limited to risks associated with: world economic factors and the ongoing economic downturn that is negatively impacting all regions of the world, the recent significant reduction in sales volume and orders, our Customers’ financial condition, currency fluctuations, commodity prices, political factors, the Company’s international operations, highly competitive markets, governmental laws and regulations, including the impact of the unprecedented economic stimulus measures being implemented by governments around the world, the implementation of our new information systems, potential global health outbreaks, and other factors included in our Annual and Quarterly Reports. We undertake no obligation to publicly update or revise any forward-looking statements.

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Donaldson Company, Inc.

November 18, 2009

CONDENSED STATEMENTS OF CONSOLIDATED EARNINGS

DONALDSON COMPANY, INC. AND SUBSIDIARIES

(Thousands of dollars, except share and per share amounts)

(Unaudited)

	Three Months Ended October 31
	2009	2008
Net sales	$428,080	$573,260

Cost of sales	279,680	386,557

Gross margin	148,400	186,703

Operating expenses	95,956	117,016

Operating income	52,444	69,687

Other income, net	(520)	(3,104)

Interest expense	2,950	4,290

Earnings before income taxes	50,014	68,501

Income taxes	15,445	20,539

Net earnings	$34,569	$47,962

Weighted average shares outstanding	78,046,174	77,903,194

Diluted shares outstanding	79,295,101	79,631,886

Net earnings per share	$0.44	$0.62

Net earnings per share assuming dilution	$0.44	$0.60

Dividends paid per share	$0.115	$0.110

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Donaldson Company, Inc.

November 18, 2009

DONALDSON COMPANY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Thousands of dollars)

(Unaudited)

	October 31 2009	July 31 2009
ASSETS

Cash and cash equivalents	$188,189	$143,687
Accounts receivable – net	283,502	280,187
Inventories – net	189,184	180,238
Prepaids and other current assets	64,227	72,655

Total current assets	725,102	676,767

Other assets and deferred taxes	280,211	276,161
Property, plant and equipment – net	381,015	381,068

Total assets	$1,386,328	$1,333,996

LIABILITIES AND SHAREHOLDERS’ EQUITY

Trade accounts payable	$130,931	$123,063
Employee compensation and other liabilities	142,604	141,967
Notes payable	28,774	29,558
Current maturity long-term debt	5,507	5,496

Total current liabilities	307,816	300,084

Long-term debt	251,777	253,674
Other long-term liabilities	92,702	91,620

Total liabilities	652,295	645,378

Equity	734,033	688,618

Total liabilities and equity	$1,386,328	$1,333,996

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Donaldson Company, Inc.

November 18, 2009

DONALDSON COMPANY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Thousands of dollars)

(Unaudited)

	Three Months Ended October 31
	2009	2008
OPERATING ACTIVITIES

Net earnings	$34,569	$47,962
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	15,173	14,074
Changes in operating assets and liabilities	21,078	(10,317)
Tax benefit of equity plans	(498)	(1,590)
Stock compensation plan expense	737	957
Other, net	(999)	677
Net cash provided by operating activities	70,060	51,763

INVESTING ACTIVITIES

Net expenditures on property and equipment	(7,741)	(11,459)
Acquisitions and divestitures, net	(250)	(74,508)
Net cash used in investing activities	(7,991)	(85,967)

FINANCING ACTIVITIES

Purchase of treasury stock	(7,379)	(32,773)
Net change in debt	(5,680)	69,957
Dividends paid	(8,896)	(8,538)
Tax benefit of equity plans	498	1,590
Exercise of stock options	882	939
Net cash provided by/(used in) financing activities	(20,575)	31,175

Effect of exchange rate changes on cash	3,008	(11,261)

Increase (decrease) in cash and cash equivalents	44,502	(14,290)

Cash and cash equivalents – beginning of year	143,687	83,357

Cash and cash equivalents – end of period	$188,189	$69,067

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Donaldson Company, Inc.

November 18, 2009

SEGMENT DETAIL

(Thousands of dollars)

(Unaudited)

	Engine Products	Industrial Products	Corporate & Unallocated	Total Company
3 Months Ended October 31, 2009:
Net sales	$243,972	$184,108	—	$428,080
Earnings before income taxes	30,900	22,336	(3,222)	50,014

3 Months Ended October 31, 2008:
Net sales	$308,777	$264,483	—	$573,260
Earnings before income taxes	36,145	34,568	(2,212)	68,501

NET SALES BY PRODUCT

(Thousands of dollars)

(Unaudited)

	Three Months Ended October 31
	2009	2008
Engine Products segment:
Off-Road Products	$44,432	$86,257
Aerospace and Defense Products	29,186	28,567
On-Road Products	17,917	27,722
Aftermarket Products	148,309	157,307
Retrofit Emissions Products	4,128	8,924
Total Engine Products segment	$243,972	$308,777

Industrial Products segment:
Industrial Filtration Solutions Products	$108,280	$155,207
Gas Turbine Products	34,225	59,885
Special Applications Products	41,603	49,391
Total Industrial Products segment	$184,108	$264,483

Total Company	$428,080	$573,260

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Donaldson Company, Inc.

November 18, 2009

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Thousands of dollars, except per share amounts)

(Unaudited)

	Three Months Ended October 31
	2009	2008

Free cash flow	$62,319	$40,304
Net capital expenditures	7,741	11,459
Net cash provided by operating activities	$70,060	$51,763

EBITDA	$67,873	$86,528
Income taxes	(15,445)	(20,539)
Interest expense (net)	(2,686)	(3,953)
Depreciation and amortization	(15,173)	(14,074)

Net earnings	$34,569	$47,962

Net sales, excluding foreign currency translation	$421,471	$569,669
Foreign currency translation	6,609	3,591

Net sales	$428,080	$573,260

Net earnings, excluding foreign currency translation	$34,465	$48,304
Foreign currency translation	104	(342)

Net earnings	$34,569	$47,962

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Donaldson Company, Inc.

November 18, 2009

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (CONTINUED)

(Thousands of dollars, except per share amounts)

(Unaudited)

	Three Months Ended October 31
	2009	2008

Net earnings, excluding restructuring charges	$35,439	$47,962
Restructuring charges, net of tax	(870)	—

Net earnings	$34,569	$47,962

Net earnings per share assuming dilution, excluding restructuring charges	$0.45	$0.60
Restructuring charges per share, net of tax	(0.01)	—

Net earnings per share assuming dilution	$0.44	$0.60

Although free cash flow, EBITDA, net sales excluding foreign currency translation, net earnings excluding foreign currency translation, net earnings excluding restructuring charges and net earnings per share assuming dilution excluding restructuring charges are not measures of financial performance under GAAP, the Company believes they are useful in understanding its financial results. Free cash flow is a commonly used measure of a Company’s ability to generate cash in excess of its operating needs. EBITDA is a commonly used measure of operating earnings less non-cash expenses. Both net sales and net earnings excluding foreign currency translation provide a comparable measure for understanding the operating results of the Company’s foreign entities excluding the impact of foreign exchange. Both net earnings excluding restructuring charges and earnings per share excluding restructuring charges provide a comparable measure for understanding the results of the Company as compared to prior periods. A shortcoming of these financial measures is that they do not reflect the Company’s actual results under GAAP. Management does not intend these items to be considered in isolation or as a substitute for the related GAAP measures.

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